                                                                      EXHIBIT 12

                                CASE CORPORATION

                      RATIO OF EARNINGS TO FIXED CHARGES*

                           (dollars in millions)

                                               Three
                                              months
                                               Ended
                                             March 31, Year Ended December 31,
                                             --------- ------------------------
                                               1999    1998 1997 1996 1995 1994
                                             --------- ---- ---- ---- ---- ----
Net income (loss)...........................    (48)     64  403  316  337  131
Add:
  Interest..................................     75     240  170  160  174  160
  Amortization of capitalized debt expense..      1            3    1    4    6
  Portion of rentals representative of
   interest factor..........................      3      12   12   12   12   11
  Income tax expense (benefit) and other
   taxes on income..........................    (11)     42  191  185   81   93
  Fixed charges of 50% owned, unconsolidated
   subsidiaries.............................      1       5    3    3    2    2
  Extraordinary items (net of taxes)........                       33         5
  Cumulative effect of change in accounting
   principles (net of taxes)................                             9   29
                                               ----    ---- ---- ---- ---- ----
    Earnings as defined.....................     21     366  780  713  621  431
                                               ====    ==== ==== ==== ==== ====
  Interest..................................     75     240  170  160  174  160
  Interest capitalized......................      1       3    2    1    2    3
  Amortization of capitalized debt expense..      1       3    1    4    6
  Portion of rentals representative of
   interest factor..........................      3      12   12   12   12   11
  Fixed charges of 50% owned, unconsolidated
   subsidiaries.............................      1       5    3    3    2    2
                                               ----    ---- ---- ---- ---- ----
    Fixed charges as defined................     81     263  188  180  196  176
                                               ====    ==== ==== ==== ==== ====
  Ratio of earnings to fixed charges........    --     1.39 4.15 3.96 3.17 2.45
  Deficiency of earnings to fixed charges...   $(60)

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*Excludes impact of preferred dividends